Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of August 16, 2011, is entered into by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation with a place of business at One Kendall Square, Suite B7201, Cambridge, Massachusetts 02139 (the “Company”), and Robert J. Mulroy, an individual residing at 173 Lewis Road, Belmont, MA 02478 (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee are parties to that Employment Agreement dated January 1, 2004 (the “Original Employment Agreement”);

WHEREAS, the Company and the Employee desire to amend and restate the Original Employment Agreement;

WHEREAS, the Company desires to continue to employ the Employee as President and Chief Executive Officer; and

WHEREAS, the Employee desires to continue such employment upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.                                      Term of Employment.  Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby enters into the employment of the Company, for an employment term commencing on the date set forth above and, unless earlier terminated in accordance with the provisions set forth in Section 10, continuing until December 31, 2012.  This Agreement shall renew automatically for successive one (1) year terms, unless either party shall give the other notice of non-renewal in accordance with Section 10.  Both the initial term of this Agreement and any annual renewal term of the Agreement shall be referred to as the “Term of Employment.”  The Employee’s Base Salary (as defined below) for any renewal term shall be as agreed by the parties, provided that (i) the Base Salary shall in no event be less than the Base Salary the Employee received in the immediately preceding term, and (ii) in the absence of an agreement otherwise, the Employee’s Base Salary shall be the same as the Base Salary he received in the immediately preceding term.

2.                                      Position.  During the Term of Employment, the Employee shall serve as President and Chief Executive Officer of the Company and in such additional position(s) as he and the Company shall agree.

3.                                      Scope of Employment.  During the Term of Employment, the Employee shall be responsible for the performance of all financial, managerial and administrative duties customarily performed by a President and Chief Executive Officer, together with such other duties as the Company’s Board of Directors (the “Board”) and the Employee shall agree.  The Employee shall be accountable to the Board and shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder.  The Employee shall devote substantially all of his working time and efforts to the business and affairs of the Company and its affiliates.

4.                                      Compensation.  As full compensation for all services to be rendered by the Employee during the Term of Employment, the Company will provide to the Employee, and the Employee will accept, the following:

(a)                                       Base Salary.  During the Term of Employment, the Employee shall receive a salary of $457,330 per calendar year, less all applicable taxes and withholdings (the “Base Salary”), paid in semi-monthly installments in accordance with the Company’s regularly established payroll procedure.  The Employee’s Base Salary shall be reviewed annually by the Board and may be adjusted from time to time in accordance with normal business practices and taking into account then-current market factors, but in no event shall the Employee’s salary be less than the base salary the Employee received from the Company in the immediately preceding year.

(b)                                      Bonus.  During the Term of Employment, the Employee shall be eligible to receive a discretionary annual performance and retention bonus of up to 50% of his then current Base Salary, at a time and under circumstances determined by the Board, in its sole discretion.  In order to receive the discretionary annual performance bonus, the Employee must be an active employee of the Company on the date any bonus is determined and no discretionary annual bonus shall be considered earned before such date.  Such discretionary bonus, if any, shall be paid no later than thirty (30) days following the date on which the Board approves such bonus.

(c)                                       Stock Options; Equity Grants.  The Employee shall be eligible to receive option grants or other equity grants at times and under circumstances determined by the Board, in its sole discretion.

(d)                                      Vacation.  The Employee shall be eligible for twenty (20) vacation days per year and ten (10) personal days per year, in each case to be used in accordance with the Company’s Employee Time Off Policy contained within the Company’s Employee Handbook, as amended and/or superseded from time to time (the “Time Off Policy”).  If the Employee has, as of the date of this Agreement, unused accrued vacation time in excess of the amount that may, pursuant to the Time Off Policy, be carried over from year to year, the Employee must use such time by December 31, 2011, or it will be forfeited.

(e)                                       Insurance.  The Employee shall be entitled to participate in, and receive benefits under, all Company sponsored insurance and benefit programs (i.e. health, dental, life, and disability) available to senior management employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such programs.

(f)                                         Other Benefits.  The Employee shall be entitled to participate in, and receive benefits under, all Company employee benefit plans and arrangements (including but not limited to 401k and similar programs), available to senior management employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, policies and arrangements.

5.                                      Expenses.  The Employee shall be entitled to reimbursement by the Company for all reasonable expenses actually incurred by him on the Company’s behalf in the course of his employment by the Company, upon the prompt presentation by the Employee, from time to time, of an itemized account of such expenditures together with all supporting vouchers and receipts.

6.                                      Restrictive Covenants.

(a)                                       Non-Competition.  The Employee agrees that, during the Term of Employment and any Severance Period (as defined below), and for a period of one (1) year thereafter, he will not engage, directly or indirectly, in any business that competes with the business of the Company.  For purposes of this paragraph, a business competes with the business of the Company if it is engaged in the research, development, production, sales or marketing of any diagnostic or therapeutics process or product that is directed at any molecular targets or related to any therapeutic candidate compound that the Company developed, produced or sold, or planned to develop, produce or sell, while the Employee was employed with the Company.  The Employee will be deemed to be directly or indirectly engaged in a competitive business if he is engaged in such competitive business as proprietor, partner, joint venturer, stockholder (other than the holder of less than two percent (2%) of the outstanding shares of any publicly owned corporation), director, officer, manager, member, employee, consultant, independent contractor, adviser, marketer, or agent or if he otherwise controls such business.

(b)                                      Non-Solicitation.  The Employee agrees with the Company that during the Term of Employment and any Severance Period, and for a period of one (1) year thereafter, he will not, directly or indirectly, solicit, entice away, employ, hire or otherwise interfere with the Company’s relationship with any officer, employee, consultant or agent of the Company.

(c)                                       Waiver.  The Company may waive the prohibitions of Sections 6(a) or (b) hereof without waiving any other provisions of this Agreement

(d)                                      Validity.  In the event any provision of Section 6(a) or 6(b) hereof shall to any extent be held to be invalid or unenforceable by reason of geographic or business scope or the duration thereof, such invalidity or enforceability shall attach only to such provision to the extent of such invalidity, and shall not affect or render invalid or unenforceable any other provision of this Agreement and, in such event, such provision shall be deemed to be modified to such extent as may be necessary to cause the geographic or business scope or duration thereof to be valid and enforceable to the maximum extent permitted by law.

(e)                                       Pre-existing Obligations.  The Employee agrees that the restrictive covenants contained herein do not cancel or modify the Employee’s obligations under the Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement attached hereto as Exhibit A and executed on the date hereof except to the extent set forth in Section 14.

7.                                      Confidential Information.  While employed by the Company and thereafter, the Employee shall not, directly or indirectly, use any Confidential Information (as hereinafter defined) other than pursuant to his employment by and for the benefit of the Company, or disclose any such Confidential Information to anyone outside of the Company whether by private communication, public address, publication or otherwise or to anyone within the

Company who has not been authorized to receive such information, except as directed in writing by the Board. For purposes of this Section 7, “Confidential Information” means all trade secrets, proprietary information, and other data and information, in any form, belonging to the Company or any of its clients, customers, consultants, licensees or affiliates, that is held in confidence by the Company.  Confidential Information includes but is not limited to computer software, business plans and arrangements, customer lists, marketing materials, financial information, research, and any other information identified or treated as confidential by the Company or any of its clients, customers, consultants, licensees or affiliates.  Notwithstanding the foregoing, Confidential Information does not include information which the Company has voluntarily disclosed to the public without restriction, or which is otherwise known to the public at large through no fault of the Employee.  The Employee further acknowledges and reaffirms his obligation to keep confidential and not to disclose any and all Confidential Information that he has acquired or will acquire during the course of his employment with the Company, as is stated more fully in the Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement attached hereto as Exhibit A and executed on the date hereof.

8.                                      Developments.  As a condition of the Employee’s employment with the Company and the promises contained herein, the Employee acknowledges and reaffirms his obligations, as stated more fully in the Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement attached hereto as Exhibit A and executed on the date hereof except to the extent set forth in Section 14.

9.                                      Injunctive Relief.  The parties hereto recognize that irreparable damage will result to the Company and its business and properties if the Employee fails or refuses to perform his obligations under Section 6(a), 6(b), 7 or 8 hereof, and that the remedy at law for any such failure or refusal will be inadequate.  Accordingly, in addition to any other remedies and damages available, the Company shall be entitled to injunctive relief, and the Employee may be specifically compelled to perform his obligations thereunder.

10.                               Early Termination.

(a)                                       Death and Disability.  In the event of the Employee’s death during the Term of Employment, this Agreement shall terminate immediately.  If, during the Term of Employment, the Employee shall be unable for a period of more than any three (3) consecutive months or for periods aggregating more than twenty-six (26) weeks in a twelve (12) month period to perform the services provided for herein as a result of any illness or disability, the Company may terminate the Employee’s employment hereunder.  The Employee shall be considered unable to perform the services provided for herein if and whenever the Company reasonably determines, based upon the results of a medical examination performed by a mutually agreed-upon professional, that he is mentally or physically incapable of performing his duties hereunder.

(b)                                      Termination For Cause.  The Employee may be terminated by the Company without notice for “Cause.”  The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:

(i)                                     Failure to Perform Duties.  The Employee’s material failure to perform (other than by reason of illness or disability) his duties to the Company, or his material negligence in the performance of his duties and/or responsibilities to the Company, provided that the Employee shall have had prior written notice and a reasonable opportunity of not less than thirty (30) days to correct any deficiency in such performance;

(ii)                                  Breach of Employment Agreement.  The Employee’s material breach of this Agreement;

(iii)                               Misconduct.  The Employee’s conviction for or plea of nolo contendere or guilty to any crime involving fraud, embezzlement or moral turpitude; or

(iv)                              Harmful Conduct.  Any conduct of the Employee that is materially harmful to the business, interests or reputation of the Company, provided that the Employee shall have had prior written notice and a reasonable opportunity of not less than ten (10) days to correct any such conduct.

(c)                                       Termination By Company Without Cause.  The Employee may be terminated by the Company without “Cause” upon delivery of written notice to the Employee.  In the event the Employee is terminated without “Cause,” the Employee shall be entitled to receive the severance benefits set forth in Section 10(f) or 10(g), as applicable.  The Company’s decision not to renew the Term of Employment shall constitute a termination without “Cause”.

(d)                                      Termination by the Employee for Good Reason.  This Agreement may be terminated by the Employee for “Good Reason” (as defined below), upon thirty (30) days’ prior written notice to the Company, provided that the Company shall have the opportunity to cure the asserted Good Reason within the thirty (30) day period.  The Employee shall have “Good Reason” to terminate this Agreement in the event that the Company, without the express written consent of the Employee: (i) causes a material diminution of the Employee’s authority, duties or responsibilities; (ii) materially breaches this Agreement, including, without limitation, by materially reducing the Employee’s Base Salary or (iii) relocating the Employee’s place of business by more than thirty (30) miles from the Company’s current Cambridge, Massachusetts office.  In the event the Employee terminates his employment for Good Reason, the Employee shall be entitled to the severance benefits set forth in Section 10(f) or 10(g), as applicable.

(e)                                       Effect of Early Termination.  Except for a termination by the Company without “Cause” or by the Employee for “Good Reason,” in the event of any early termination of the Term of Employment, the Company’s obligations under this Agreement shall immediately cease and the Employee shall be entitled to only the Employee’s Base Salary and employment benefits which have accrued and to which the Employee is entitled to through the date of such termination, including any bonus that may have been awarded but not yet paid.  These accrued salary and benefits shall be paid on or about the date of termination.  The Employee shall not be entitled to any other compensation or consideration, including any bonus not yet awarded that the Employee may have been eligible for had his Term of Employment not ceased.  In the event of an early termination of the Term of Employment due to the Employee’s disability, as set forth in Section 10(a), the Employee will be eligible to receive a pro rata amount of any bonus he would have received had his Term of Employment not ceased (determined in the manner set forth in the penultimate sentence of Section 10(f)), which bonus shall be paid within thirty (30) days of the date of the Employee’s termination.

(f)                                         Severance Benefits Prior to a Change in Control.  If the Term of Employment is terminated by the Company without “Cause” (as that term is defined in Section 10(b)) or by the Employee for “Good Reason” (as that term is defined in Section 10(d)), in each case prior to a Change in Control (as that term is defined in Exhibit B), the Employee shall be entitled to receive his Base Salary and all other employment benefits accrued through the effective date of such termination, which shall be paid on or about the date of termination.  In addition, provided the Employee executes and allows to become binding a severance agreement and release of claims drafted by and satisfactory to the Company (the “Release”) on or before the sixtieth (60th) day after the date of termination, then beginning on the first regularly scheduled payroll that is sixty (60) days following the date of termination (such date, the “Payment Commencement Date”), for a period of twelve (12) months (the “Severance Period”), the Company shall:  (i) pay to the Employee his base salary in accordance with the Company’s regularly established payroll procedure, (ii) pay for coverage under any benefit plans provided pursuant to Section 4(e), provided the Employee is eligible for and elects to continue receiving such benefits pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., and provided further that the Employee continues to pay the applicable share of the premium for such coverage that is paid for active and similarly situated employees who receive the same type of coverage, and (iii) to the extent allowed by applicable law and the applicable plan documents, continue to provide the Employee with such benefits as described in Section 4(f), subject to and on a basis consistent with the terms, conditions and overall administration of such plans.  In addition, the Company shall pay to the Employee, on the Payment Commencement Date, a pro-rata bonus equal to (A) the average of the Employee’s annual bonus payments over each of the three (3) years prior to the year of termination (or such lesser period during which the Employee served as an executive officer of the Company) multiplied by (B) a fraction, the numerator of which is the number of days during the year during which the Employee remained employed by the Company and the denominator of which is 365.  The distribution of all severance benefits under this Section 10(f) shall be subject to the provisions of Exhibit C.

(g)                                      Severance Benefits After a Change in Control.  If the Term of Employment is terminated by the Company without “Cause” (as that term is defined in Section 10(b)) or by the Employee for “Good Reason” (as that term is defined in Section 10(d)), in each case within the eighteen (18) month period following a Change in Control (as that term is defined in Exhibit B), the Employee shall be entitled to receive his Base Salary and all other employment benefits accrued through the effective date of such termination, which shall be paid on or about the date of termination.  In addition, provided the Employee executes and allows to become binding the Release on or before the Payment Commencement Date, the Company shall:  (i) pay to the Employee on the Payment Commencement Date a lump sum amount equal to thirty-six (36) months of his Base Salary; (ii) pay to the Employee on the Payment Commencement Date a bonus equal to (A) three (3) multiplied by (B) the average of the Employee’s annual bonus payments over each of the three (3) years prior to the year of termination (or such lesser period during which the Employee served as an executive officer of the Company);  (iii) accelerate the vesting of all outstanding Company stock options, restricted stock or other equity awards granted to the Employee; (iv) pay for coverage under any benefit plans provided pursuant to Section 4(e) for a period of eighteen (18) months following the

Employee’s date of termination, provided the Employee is eligible for and elects to continue receiving such benefits pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et. seq., and provided further that the Employee continues to pay the applicable share of the premium for such coverage that is paid for active and similarly situated employees who receive the same type of coverage; and (v) to the extent allowed by applicable law and the applicable plan documents, continue for a period of eighteen (18) months following the Employee’s date of termination to provide the Employee with such benefits as described in Section 4(f), subject to and on a basis consistent with the terms, conditions and overall administration of such plans.  The distribution of all severance benefits under this Section 10(g) shall be subject to the provisions of Exhibit C.

11.                               Absence of Restrictions.  The Employee represents and warrants that he is not a party to any commitment or undertaking by which he is subject to any restriction or limitation upon his entering into this Agreement or performing the services required of him hereunder.

12.                               Amendments.  Any amendment to this Agreement, including any extension or renewal of the Term of Employment, shall be made in writing and signed by the parties hereto sought

13.                               Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof).  Any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

14.                               Entire Agreement.  This Agreement, together with the Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement attached hereto as Exhibit A and executed on the date hereof, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of these Agreements; provided however that the Employee and the Company agree that Section 4(a) of the Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement is superseded by this Agreement.

15.                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

16.                               Acknowledgment.  The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

17.                               Miscellaneous.

(a)                                       No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

(b)                                      The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)                                       In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	MERRIMACK PHARMACEUTICALS, INC.

	By:	/s/ William A. Sullivan
William A. Sullivan
Chief Financial Officer and Treasurer

EMPLOYEE:	/s/ Robert J. Mulroy
Robert J. Mulroy

Exhibit A

Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement

NON-COMPETITION, NON-SOLICITATION,

NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT

This Non-Competition, Non-Solicitation, Non-Disclosure and Developments Agreement (this “Agreement”), dated as of August 16, 2011, is entered into by and between Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Robert J. Mulroy (the “Employee”).

In consideration of the Employee’s employment with the Company and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee, the Employee hereby agrees as follows:

1.                                       Condition of Employment.

The Employee acknowledges that his/her employment and the continuance of that employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement.  The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to its survival and success.

2.                                       Proprietary and Confidential Information.

(a)                                  The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company and its operations and business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration but not limitation, Proprietary Information may include models, systems, software and codes, or systems, software and codes in the course of development, or planned or proposed systems, software or codes, customer, prospect, and supplier lists, contacts at or knowledge of customers or prospective customers, customer accounts and other customer financial information, strategic partners and/or collaborators, price lists and all other pricing, marketing and sales information, projections, or results relating to the Company or any customer or supplier of the Company, databases, modules, products, programs, product improvements, product enhancements and/or developments, designs, specifications, processes, methods, techniques, operations, projects, plans, chemical compounds, chemical or biological materials, engineering data, clinical or technological data, research data, financial data, personnel data, and other confidential agreements or documents (including, but not limited to, clinical trial protocols and unpublished patent applications).  The Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or at any time after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.  While employed by the Company, the Employee will use the Employee’s best efforts to prevent publication or disclosure of any confidential or Proprietary Information.

(b)                                 The Employee agrees that all Company Property, whether created by the Employee or others, which shall come into the Employee’s custody or possession, shall be and are the sole and exclusive property of the Company to be used only in the performance of the Employee’s duties for the Company.  “Company Property” means any and all written,

1

photographic, or any other record containing Proprietary Information and shall include, but not be limited to, all agreements, notes, disks, files, letters, memoranda, reports, records, lists, data, drawings, sketches, notebooks, program listings, specifications, software programs, software code, computers and other electronic equipment, documentation, or other equipment or materials of any nature and in any form, containing Property Information.  Upon the earliest of the Employee’s termination or a request from the Company, the Employee will return to the Company any and all Company Property in the Employee’s custody or possession without retaining any copies thereof (including, without limitation, any electronic copy) and without using or allowing others to improperly use such Company Property.

(c)                                  The Employee acknowledges that the Employee’s obligations with regard to Proprietary Information that are set out in subparagraphs (a) and (b) above, extend to all information, know-how, records and tangible property of customers of the Company or suppliers to the Company or of any third party who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3.                                       Developments.

(a)                                  The Employee will make full and prompt disclosure to the Company of all inventions, ideas, concepts, improvements, discoveries, methods, techniques, tools, formula, developments, enhancements, modifications, databases, processes, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction or jointly with others during the Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)                                 The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Employee’s right, title and interest in and to all Developments and all related intellectual property rights.  Except as, and solely to the extent that, it may be necessary for the Employee to perform the Employee’s duties and fulfill the Employee’s obligations in the course of the Employee’s employment with the Company, the Company does not grant the Employee, and the Employee agrees that he/she will not receive, any license or right to use any Development or related intellectual property right.  The Employee hereby also waives all claims to moral rights in any Developments.  However, this paragraph 3(b) shall not apply to Developments that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  This paragraph 3(b) also shall not apply to any inventions that the Employee conceived of prior to the Employee’s employment with the Company, which invention(s) the Employee shall disclose on Exhibit A attached hereto.  IF THERE ARE ANY SUCH INVENTIONS TO BE EXCLUDED UNDER THIS AGREEMENT, THE EMPLOYEE SHALL INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.           The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes the requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.

2

(c)                                  The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of all copyrights, trademarks, patents, and other intellectual property rights (both in the United States and foreign countries) relating to any Development.  The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.                                       Non-Competition and Non-Solicitation.

While the Employee is employed by the Company and for a period of twelve (12) months following the Employee’s termination or cessation of employment for any reason, the Employee will not, directly or indirectly:

(a)                                  Engage in any business or enterprise (whether as an owner, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) that is competitive with the Company’s business, including but not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any product or service competitive with any product or service developed, designed, produced, marketed, sold or rendered or planned to be developed, designed, produced, marketed, sold or rendered by the Company while the Employee was employed by the Company;

(b)                                 Either alone or in association with others, recruit, solicit, hire or engage as an independent contractor, or attempt to recruit, solicit, hire or engage as an independent contractor, any person who was employed by the Company or engaged as an independent contractor for the Company at any time during the period of the Employee’s employment with the Company, except for an individual whose employment with or service for the Company has been terminated for a period of six (6) months or longer; and/or

(c)                                  Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Employee while the Employee was employed by the Company.

(d)                                 The geographic scope of this paragraph shall extend to anywhere the Company or any of its subsidiaries is doing business, has done business, or has plans to do business.

3

(e)                                  If any restriction set forth in this paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(f)                                    The Employee agrees that during the non-competition and non-solicitation period, the Employee will give notice to the Company of each new business activity the Employee plans to undertake, at least ten (10) business days prior to beginning any such activity.  The notice shall state the name and address of the individual, corporation, association or other entity or organization (the “Entity”) for whom such activity is undertaken and the Employee’s proposed business relationship or position with the Entity.  The Employee further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his/her obligations under this Agreement.  During the non-competition and non-solicitation period, the Employee agrees to provide a copy of this Agreement to all person and Entities with whom the Employee seeks to be hired or do business before accepting employment or engagement with any of them.

(g)                                 If the Employee violates any of the provisions of this paragraph, the Employee shall continue to be held by the restrictions set forth in this paragraph until a period equal to the period of restriction has expired without any violation.

5.                                       Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Employee further represents that the Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to the Employee’s employment with the Company, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.                                       Employment At Will.

The Employee acknowledges that this Agreement does not constitute a contract of employment for any period of time and does not modify the at-will nature of the Employee’s employment with the Company, pursuant to which both the Company and the Employee may terminate the employment relationship at any time, for any or no reason, with or without notice.

7.                                       General Provisions.

(a)                                  Equitable Relief.  The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company

4

and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach or threatened breach of this Agreement will cause the Company substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies that may be available, shall have the right to seek specific performance and injunctive relief without posting a bond.  The Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)                                 No Conflict.  The Employee represents that the execution and performance by the Employee of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.

(c)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(d)                                 Waiver; Amendments.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.  Any amendment to or modification of this Agreement, or any waiver of any provision thereof, shall be in writing and signed by the Company.

(e)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to all or substantially all of its assets or business; provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee.

(f)                                    Governing Law, Forum and Jurisdiction.  This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions.  Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

(g)                                 Captions.  The captions of the paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any paragraph of this Agreement.

(h)                                 Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in the Employee’s position, employment duties, or compensation after the signing of this Agreement, shall not affect the validity or scope of this Agreement.

5

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	MERRIMACK PHARMACEUTICALS, INC.

	By:	/s/ William A. Sullivan
William A. Sullivan
Chief Financial Officer and Treasurer

EMPLOYEE:	/s/ Robert J. Mulroy
Robert J. Mulroy

6

Exhibit A

List of Prior Inventions and Original Works of Authorship

Title	Date	Identifying Number or Brief Description

Additional Sheets Attached

Signature of Employee:

Printed Name of Employee:

Date:

Exhibit B

Definition of Change in Control

A “Change in Control” shall occur upon the following events, provided, in each case, that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409-3(i)(5)(i):

(A)                              the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company or (2) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition;

(B)                                a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C)                                the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

Exhibit C

Payments Subject to Section 409A

Subject to this Exhibit C, severance payments or benefits under this Agreement shall begin only on or after the date of the Employee’s “separation from service,” (determined as set forth below) which occurs on or after the termination of the Employee’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

1.                                       It is intended that each installment of the payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2.                                       If, as of the date of the Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in the Agreement.

3.                                       If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(a)                                  Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Employee’s separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A- l(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time set forth in the Agreement; and

(b)                                 Each installment of the severance payments and benefits due under the Agreement that is not described in this Exhibit C, Section l(c)(i) and that would, absent this subsection, be paid within the six (6) month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six (6) months and one (1) day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six (6) month period and paid in a lump sum on the date that is six (6) months and one (1) day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.

4.                                       The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h).  Solely for purposes of this Exhibit C, Section 4, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

5.                                       All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

6.                                       The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the agreement (including this Exhibit C) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

7.                                       The Company may withhold (or cause to be withheld) from any payments made under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.